Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 1st day of July, 2007 (the “Effective Date”), between SearchPath International, Inc. (the “Company”) and the undersigned, Amy E. Johnston (the “Executive”).
     WHEREAS, the Executive is employed as Vice President of the Company;
     WHEREAS, the parties wish to establish the terms of and document the Executive’s employment relationship with the Company.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, the Company and Executive agree as follows:
ARTICLE 1 — DEFINITIONS
          For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1.
          “Benefits” has the meaning set forth in Section 3.2.
          “Board” means the Board of Directors of the Company.
          “Business of the Company” means those products and/or services now or hereafter during the Term (as defined below) made, rendered, offered or under development by the Company
          “Confidential Information” means all confidential or other nonpublic information that belongs to the Company (or third parties to whom the Company owes an obligation of confidentiality), including without limitation, Company proprietary information, data, trade secrets, know-how and information constituting or relating to the Company’s research and development, product plans, specifications, products, services, investors, partners, distributors, customer lists and customers, markets, market studies, technical data, regulatory submissions and documentation, computer software and programs (including object code and source code), algorithms, science, developments, inventions, processes, compilations, databases, formulas, technology, sketches, designs, drawings, samples, engineering, hardware configuration information, marketing, finances or other Company information; provided, however, that Confidential Information will not include information which: (i) is or becomes public knowledge without any action by, or involvement of, Executive; (ii) is disclosed by Executive in carrying out Executive’s duties for the Company and consistent with his duty of loyalty to the Company; or (iii) is disclosed pursuant to any judicial or governmental order, provided that Executive gives the Company sufficient prior notice to contest such order.

          “Developments” means all discoveries, inventions, designs, improvements, enhancements, ideas, concepts, techniques, know-how, software, documentation or other works of authorship, whether or not copyrightable or patentable, and all Intellectual Property Rights therein.
          “Disability” has the meaning set forth in Section 4.2.
          “For Cause” has the meaning set forth in Section 4.3.
          “For Good Reason” has the meaning set forth in Section 4.4.
          “Intellectual Property Rights” means all intellectual property rights, including but not limited to patents, copyrights, trademarks, applications, service marks, trade names, applications for any of the foregoing, firmware, trade secrets, mask works, industrial design rights, rights of priority, know how, concepts, processes, design flows, data rights, methodologies, and any and all other legal rights protecting proprietary intangible property.
          “Person” means any individual, partnership, corporation, trust, joint venture, limited liability company, unincorporated organization, association, or other entity.
          “Prior Developments” means Developments that were made by Executive prior to Executive’s employment with the Company that are not assigned to the Company.
          “Salary” has the meaning set forth in Section 3.1.
          “Salary Continuation” has the meaning set forth in Section 4.5(a).
          “Severance Period” has the meaning set forth in Section 4.5(a).
          “Term” has the meaning set forth in Section 2.2
ARTICLE 2 — EMPLOYMENT TERMS AND DUTIES
     2.1 Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, during the Term, upon the terms and conditions set forth in this Agreement.
     2.2 Term and Termination. The term of this Agreement shall commence on the Effective Date and shall end on the third anniversary of the Effective Date, unless earlier terminated by the Executive or the Company, for any reason or no reason (the “Term”), subject to the provisions of Article 4 (Termination). The Term may be extended or renewed on the mutual written agreement of the parties.
     2.3 Duties. During the Term, Executive shall render to the Company his services as Vice President, upon the terms and conditions of this Agreement. Executive shall have such authority and perform, in a manner consistent with the Company’s operating policies as adopted from time to time by the Board, such executive duties as are assigned or delegated to the Executive by the Board and are commensurate with such position, and shall report to and take direction from the Chief Executive Officer (CEO) of the Corporate Entity. During the Term, and excluding any periods of vacation and leave to which the Executive is entitled, the Executive shall devote full attention and time to the business and affairs of the Company and use the Executive’s best efforts to perform faithfully such responsibilities; provided, however, that during the Term, it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic, charitable, and professional association boards or committees; and (b) manage personal investments, so long as the foregoing activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
ARTICLE 3 — COMPENSATION, FACILITIES AND EXPENSES
     3.1 Compensation. The Executive will be paid an annual salary of Seventy thousand dollars ($70,000.00) (the “Salary”), or such increased salary as the Board may hereafter from time to time determine, payable in equal periodic installments according to the Company’s customary payroll practices, but no less frequently than monthly. All compensation paid to Executive shall be subject to all customary local, state and federal withholding taxes and other applicable employment taxes as required with respect to compensation paid by an employer to an employee.
     3.2 Benefits. The Executive will, during the Term, be permitted to participate in such retirement, stock option, incentive compensation, profit sharing, bonus, life insurance, disability insurance, hospitalization, major medical, and other employee benefit plans of the Company that may be in effect from time to time or as established by the Board, to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”). The Benefits may be scaled back or eliminated as determined by the Company in its sole discretion.
     3.3 Facilities and Expenses. The Company will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as the Board deems necessary or appropriate for the performance of the Executive’s duties under this Agreement. The Company will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Company in the performance of the Executive’s duties pursuant to this Agreement, in accordance with the Company’s then-current policies.

ARTICLE 4 — TERMINATION
     4.1 Events of Termination. The Term, the Executive’s compensation and any and all other rights and privileges of the Executive under this Agreement or otherwise as an employee of the Company, will terminate (except as otherwise provided in, or as necessary to effectuate, the terms of this Article 4):
          (a) upon the death of the Executive;
          (b) upon the Disability of the Executive immediately upon notice from either party to the other;
          (c) for Cause, immediately upon notice from the Company to the Executive, or at such later time as such notice may specify; or
          (d) for Good Reason, immediately upon notice from the Executive to the Company, or at such later time as such notice may specify.
     4.2 Definition of Disability. For purposes of this Agreement, the Executive will be deemed to have a “Disability” if, for physical or mental reasons, the Executive is unable to perform the Executive’s duties under this Agreement for 120 consecutive days, or 180 days during any twelve (12) month period, as determined by a medical doctor selected by agreement of the Company and the Executive upon the request of either party by notice to the other. If the Company and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a Disability. To the extent that the Executive’s health insurance does not cover the costs of these medical evaluations, the party initiating the claim of Disability shall pay such costs. The determination of the medical doctor selected under this Section 4.2 will be binding on both parties.
     4.3 Definition of “for Cause.” For purposes of this Agreement, the phrase “for Cause” means: (a) the Executive’s failure to cure within thirty (30) days following notice any material breach by the Executive of any material term of this Agreement; (b) the Executive’s failure to adhere to any written Company policy if the Executive has been given reasonable notice and opportunity to comply with such policy or cure failure to comply; (c) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony by the Executive; or (d) any misappropriation of the Company’s property or unethical business conduct by the Executive.
     4.4 Definition of “for Good Reason.” For purposes of this Agreement, the phrase “for Good Reason” means any of the following: (a) the Company’s material breach of this Agreement which remains uncured for a period of thirty (30) days following written notice thereof; (b) the assignment of the Executive without Executive’s prior written consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than Executive’s position, responsibility or duties on the Effective Date; or (c) the requirement by the

Company, without the Executive’s written consent, that the Executive be based more than fifty (50) miles from the Company’s principal office at the Effective Date.
     4.5 Termination Pay. Effective upon the termination of this Agreement, the Company will be obligated to pay the Executive (or, in the event of Executive’s death, Executive’s designated beneficiary as defined below) such compensation as is provided in this Section 4.5. For purposes of this Section 4.5, the Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address as the Executive may designate by notice to the Company from time to time or, if the Executive fails to give notice to the Company of such a beneficiary, the Executive’s estate.
     (a) Termination by the Company other than for Cause. Except as set forth in subsections (c), (d) and (e) below, if the Company terminates this Agreement for any reason other than for Cause, the Company will to continue to pay the Executive his Salary (less required withholding) (the “Salary Continuation”) for a period of three months from the effective date of termination (the “Severance Period”); provided, however, that (i) it is a condition precedent to the Executive’s entitlement to such Salary Continuation that he cooperate in good faith to transition management of the Company to other Company personnel, (ii) the Severance Period will not be extended by the Executive’s providing such transition services, and (iii) the Executive’s compensation in full for such transition services shall be the Salary Continuation paid to him during the Severance Period plus the reasonable and necessary expenses he incurs in providing such transition services. Any Salary Continuation owed to Executive hereunder shall be paid according to the Company’s customary payroll practices.
     (b) Termination by the Company for Cause. If the Company terminates this Agreement for Cause, the Executive will be entitled to receive Executive’s Salary only through the date such termination is effective and any accrued and payable, but unpaid, bonus or bonuses.
     (c) Termination by the Executive for Good Reason. If the Executive terminates this Agreement for Good Reason, the Company will pay the Executive the Salary Continuation during the Severance Period, subject to the same terms and conditions set forth in Section 4.5(a)(i)-(iii).
     (d) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive’s Disability, as determined under Section 4.2, the Company will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective.
     (e) Termination upon Death. If this Agreement is terminated because of the Executive’s death, the Executive will be entitled to receive Executive’s Salary through the end of the calendar month in which Executive’s death occurs and any accrued and payable, but unpaid, bonus or bonuses.

     (f) Benefits. The Executive’s accrual of, or participation in plans providing for, Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.
     (g) Termination for Any Other Reason. If this Agreement is terminated for any reason other than one of those enumerated Sections 4.5 (a)-(e) above, Executive’s Salary and Benefits under this Agreement shall terminate immediately (except for accrued Benefits, if any, as provided in any Benefits plans).
ARTICLE 5 — INTELLECTUAL PROPERTY AND
CONFIDENTIAL INFORMATION
     5.1 Intellectual Property. Executive shall disclose promptly to the Company or its nominee any and all Developments made, conceived or developed by Executive, in whole or in part, alone or jointly with others, that arise out of or relate to Executive’s affiliation with the Company (whether as an employee or otherwise), whether such Developments occurred before, on or after the date hereof. Executive hereby irrevocably assigns to the Company, or to any party designated by the Company, Executive’s entire right, title and interest in all Developments that are made, conceived, or developed by Executive, in whole or in part, alone or jointly with others, that arise out of or relate to Executive’s affiliation with the Company (whether as an employee or otherwise), whether before, on or after the date hereof. The Developments shall be the sole and exclusive property of the Company, its successors and assigns. Executive agrees and acknowledges that Executive has no proprietary interest in the Developments, which may not be used by Executive, directly or indirectly, for any purpose except for the benefit of the Company. Executive further agrees, without expense to Executive, to take such acts, and execute and acknowledge all such documents, including without limitation patent and copyright applications, as may be necessary and desirable in the sole discretion of the Company, to maintain, protect or vest in the Company the entire right, title and interest in and to the Developments, and any Intellectual Property Rights relating thereto, in any and all countries and jurisdictions, including assisting in any proceeding related thereto, whether it be before a judicial tribunal, a government agency relating to inventions, patents and/or copyrights, and/or any other administrative body. The obligations of this Section 5.1 shall continue beyond the Term with respect to any Developments made, conceived or developed by Executive before or during the Term, and shall be binding upon Executive’s assigns, executors, administrators and other legal representatives.
     5.2 Prior Developments. If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or machine a Prior Development owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Development as part of or in connection with such product, process or machine.
     5.3 Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Developments made by Executive (solely or jointly with others)

during the term of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
     5.4 Confidential Information. Executive shall treat as confidential all Confidential Information that prior to or during the Term was or is disclosed to Executive, which Executive acquired or developed or may acquire or develop, or which Executive observed or may observe. Executive shall not disclose, distribute, reproduce, publish or otherwise use, either during the Term or thereafter, any Confidential Information without the prior written consent of the Company or except as necessary in carrying out Executive’s duties for the Company.
     5.5 Former Employer Information. Executive agrees that Executive will not, during Executive’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other Person.
     5.6 Third-Party Information. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person or to use it except as necessary in carrying out Executive’s work for the Company consistent with the Company’s agreement with such third party.
     5.7 Return of Property and Materials. Upon termination of this Agreement for any reason, Executive shall promptly deliver to the Company all Company property and the originals and copies of all correspondence, drawings, manuals, computer related or generated information, letters, notes, notebooks, reports, prospect lists, customer lists, flow charts, programs, proposals, and any documents concerning the Company’s research and development activity, business, finances, investors, customers or suppliers and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information or customer-related information or works. Executive agrees to maintain the integrity of all stored computer information and agrees not to alter, damage or destroy said computer information before returning it to the Company.
ARTICLE 6 — NON-COMPETITION AND NON-INTERFERENCE
     6.1 Noncompetition. In consideration of the promises and covenants in this Agreement (which the parties agree are sufficient consideration to support the covenants set forth in this Article 6), Executive agrees that during the Term, and for a period of three (3) year after the termination of this Agreement, for any reason, Executive will not (except with the prior written consent of the Company) directly or indirectly engage in any activity or business as an executive, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity for, or directly or indirectly own five percent (5%) or more of the securities of, any individual or entity engaging, in whole or in part, in the same or a competing business as the Business of the Company within the United

States or Canada or any other country where Executive has worked for the Company during the Term.
     6.2 Nonsolicitation of Employees. Executive agrees that during the Term, and for a period of three (3) year after the termination of this Agreement for any reason, Executive will not (except with the prior written consent of the Company) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any Person who is employed by the Company at any time during the Term, or directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its employees or solicit, induce, or attempt to induce employees of the Company to terminate employment with the Company and become self-employed or employed with others in the same or a competing business as the Business of the Company.
     6.3 Nonsolicitation of Customers. Executive agrees that during the Term, and for a period of three (3) years after the termination of this Agreement for any reason, Executive will not (except with the prior written consent of the Company) directly or indirectly, on his own behalf or on behalf of anyone else, solicit or conduct business, or cause or permit the same to occur, with any Person that is or was a customer of the Company during the Term if such solicitation or conduct of business is or relates to the purchase, lease, license or other provision of a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by the Company during the Term.
     6.4 Enforceability. In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this Article 6 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this section enforceable. If the Executive violates the provisions of this Article 6, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

ARTICLE 7 — GENERAL PROVISIONS
     7.1 Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Articles 5 and 6) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Article 7 or any other remedies of the Company and notwithstanding anything in this Agreement to the contrary, if the Executive breaches any of the provisions of Articles 5 or 6, the Company shall have the right to cease making any and all payments otherwise due to the Executive under this Agreement.
     7.2 Covenants of Articles 5 and 6. The Executive’s covenants of Articles 5 and 6 are independent covenants and the existence of any claim by the Executive against the Company under this Agreement or otherwise will not excuse the Executive’s breach of any covenant in Articles 5 or 6. If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Articles 5 and 6.
     7.3 Representations and Warranties by the Executive. The Executive represents and warrants to the Company that: (a) the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive, or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound; (b) the Executive is not a party to or otherwise bound by any agreement, understanding, condition of employment or policy which would in any manner limit or otherwise affect Executive’s ability to perform Executive’s duties hereunder; (c) the performance of Executive’s duties hereunder will not require Executive to disclose or use any confidential or proprietary information or trade secrets belonging to any prior employer or other person or entity; and (d) neither the Executive nor the Company has been threatened with any claim or suit relating to the foregoing, and Executive knows of no basis on which any such claim or suit could be asserted.
     7.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
     7.5 Binding Effect; Assignability; Delegation of Duties. This Agreement, including without limitation Executive’s covenants of Articles 5 and 6 (which are assignable by the Company), shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including without limitation any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement may not be delegated.
     7.6 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) at the time of receipt delivered in person or by facsimile transmission (with transmission acknowledgement received), (b) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, or (c) three (3) days after being sent certified or registered mail, return receipt requested, in each case to the address or facsimile number (as the case may be) listed for the applicable party below, or, if any party shall have designated a different address or facsimile number by notice to the other parties in the manner provided in this Section (provided that notice of change in address and/or facsimile number shall be deemed given only when received), then to the last address or facsimile number so designated:

If to Company:	SearchPath International, Inc. Thomas K. Johnston, CEO 1350 Euclid Ave, Suite 325 Cleveland, Ohio 44115 Fax: 216.658.9711
     If to the Executive: Amy E. Johnston to the address and fax number set forth on the signature page hereafter.
     7.7 Entire Agreement; Amendments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive is voluntarily entering into this Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may only be amended by an agreement in writing signed by the parties hereto.
     7.8 Governing Law. This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

     7.9 Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may solely be brought against either of the parties utilizing arbitration and each of the parties consents to the exclusive jurisdiction of the State of Ohio in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.
     7.10 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
     7.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     7.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

EMPLOYER		EXECUTIVE

SearchPath International		Amy K. Johnston

By:	/s/ Thomas K. Johnston	By:	/s/ Amy E. Johnston
Name: Thomas K. Johnston
	Title: Chief Executive Officer	Address:
16100 Aldersyde Dr
Shaker Heights, Ohio 44120

Facsimile: 216.658.9711